March  30, 2010

Edward J. Swotek, Senior Vice President

Immediately

TierOne Bank Executes Consent to Issuance of Prompt Corrective Action Directive with Federal Regulator; Announces Board and Management Changes

LINCOLN, NE – March 30, 2010 - TierOne Corporation (NASDAQ:  TONE) (“Company”), the holding company for TierOne Bank (“Bank”), announced today that the Bank has executed a Stipulation and Consent to a Prompt Corrective Action Directive (“PCA Directive”) with the Office of Thrift Supervision (“OTS”), the Bank’s primary federal regulator, setting forth certain required recapitalization mandates and additional business and operational restrictions.  The PCA Directive will become effective upon the acceptance of the Consent by the OTS and the issuance of the PCA Directive.

Under the PCA Directive, among other things, the Bank will be required to be recapitalized prior to May 31, 2010, by either merging with or being acquired by another financial institution or by the sale of all or substantially all of the Bank’s assets and liabilities to another financial institution.  The PCA Directive further requires the Bank to submit a binding merger or acquisition agreement to the OTS by April 30, 2010, unless extended in writing by the OTS.  The Company and the Bank cannot provide assurance that the deadlines and other terms of the PCA Directive can be satisfied.  The Bank’s consent to the PCA Directive follows the OTS’ denial of the Bank’s capital restoration plan.

The Company and the Bank also announced today that Charles W. Hoskins has been named acting Chairman of the Board and James A. Laphen has been named President and acting Chief Executive Officer of the Company and the Bank effective immediately.  Hoskins, 73, has been serving as the Company’s lead director.  Laphen, 61, had previously been President and Chief Operating Officer of the Company and the Bank.

The appointments of Hoskins and Laphen follow the resignation of Michael J. Falbo as Chairman and Chief Executive Officer and as a director of the Company and the Bank.  Samuel P. Baird, Gilbert G. Lundstrom, James E. McClurg and James W. Strand also resigned from the Board of Directors of the Company and the Bank.  These resignations follow ongoing discussions with the OTS regarding the terms of the PCA Directive, particularly with respect to the deadlines for compliance set forth in the PCA Directive.  The directors who resigned did not indicate any disagreement with the Company or the Bank’s operations, policies or practices.

Falbo was named Chairman and Chief Executive Officer on January 28, 2010.  Lundstrom, who was named Vice Chairman following his retirement as Chairman and Chief Executive Officer in January, has been with TierOne Bank since 1994.  Baird joined the Company’s and the Bank’s Boards in 2008 and both McClurg and Strand joined the Boards in July 2009.

Corporate Profile
TierOne Corporation is the parent company of TierOne Bank, a $2.9 billion federally chartered savings bank headquartered in Nebraska.  Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

Statements contained in this report which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  Factors which could result in material variations include, but are not limited to, actions taken by the regulators with respect to the Bank’s capital position, including with respect to the execution of the PCA Directive by the OTS; inability of the Bank to comply with the PCA Directive; and the effects of complying with, or the failure to comply with, the restrictions imposed on the Bank under the prompt corrective action regulations.  In addition, the Company set forth certain risks in its reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and current and periodic reports filed with the Securities and Exchange Commission thereafter, which could cause actual results to differ from those projected.  These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President
Investor Relations Department
(402)473-6250
investorrelations@tieronecorp.com

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